Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267126

PROSPECTUS SUPPLEMENT NO. 15
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267126).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), are listed on the New York Stock Exchange (the “NYSE”) under the symbol “QBTS”. On April 18, 2023, the last reported sales price for the Common Shares on the NYSE was $0.61.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 19, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 13, 2023 (the “Loan Closing Date”), D-Wave Quantum Inc. (the "Company"), as borrower, and its subsidiaries (collectively, the "Loan Parties"), entered into a $50 million Loan and Security Agreement with PSPIB Unitas Investments II Inc. ("PSPIB"), as the lender and collateral agent (the "Term Loan"). PSPIB is an affiliate of the Public Sector Pension Investment Board, which is a large shareholder of the Company. Additionally, PSPIB was also a lender under the Company's previous Venture Loan and Security Agreement, dated March 3, 2022.

The Term Loan provides for an initial advance of $15.0 million, which was advanced on April 14, 2023, and two subsequent advances of $15.0 million and $20.0 million, respectively, with each subsequent advance being subject to certain terms and conditions.

The Term Loan is secured by a first-priority security interest in substantially all of the Loan Parties' assets, contains certain operational and financial covenants, and matures on March 31, 2027, unless it is accelerated or prepaid in full on an earlier date.

Each advance under the Term Loan is subject to a 2.0% drawdown fee and bears interest on a monthly basis, at the discretion of the Company, at either (i) 10% payable in cash, or (ii) 11% payable in kind (PIK) that accrues as loan principal.

Upon the repayment or prepayment of all or a portion of the Term Loan, there is a premium payment due that is equal to 3% of the amount of the Term Loan repaid/prepaid prior to the first anniversary of the Loan Closing Date, 2% of the amount of the Term Loan repaid/prepaid after the first anniversary of the Loan Closing Date and on or prior to the second anniversary of the Loan Closing Date,  1% of the amount of the Term Loan repaid/prepaid after the second anniversary of the Loan Closing Date but on or prior to the third anniversary of the Loan Closing Date, with no premium payment due after the third anniversary of the Loan Closing Date. The loan contains customary events of default, upon the occurrence of which the Term Loan may be accelerated.

As a condition to the initial advance under the Term Loan, the Company was required to increase the size of its Board of Directors (the "Board") to nine members and nominate one additional director to the Board who is an employee of PSPIB or of one of its affiliates. A condition to a future advancement under the Term Loan is the Board nominating one additional director who is either an employee of PSPIB or one of its affiliates or an independent director selected by the Board from a list of at least three potential directors provided by PSPIB.

The above description of the material terms of the Term Loan is qualified in its entirety by the Term Loan agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment to the Board of Directors

On April 13, 2023, the Board appointed Philip Adam Smalley III to serve as a Class II director, effective immediately. The Board also named Mr. Smalley to the Board’s Audit Committee and Nominating and Governance Committee, effective April 13, 2023.

Other than as described in Item 1.01 of this Current Report on Form 8-K, there is no arrangement or understanding pursuant to which Mr. Smalley was selected as a director. There are no related party transactions between the Company and Mr. Smalley that are reportable under Item 404(a) of Regulation S-K.

As a result of his appointment to the Board, Mr. Smalley and the Company have entered into the Company's standard form of Director & Officer Indemnification Agreement which, among other matters, provides that the Company will indemnify its directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred  by a director or officer in any action or proceeding arising out of their service as the Company's director or officer or any other company or enterprise to which the person provides services at its request. The Company's standard form of Director & Officer Indemnification Agreement is filed as Exhibit 10.36 to the Company's Form S-4/A filed on May 27, 2022. Mr. Smalley is not eligible to be compensated for his Board position with the Company, including any position on Committees of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1 †	Loan and Security Agreement, dated as of April 13, 2023, by and among PSPIB Unitas Investments II Inc., D-Wave Quantum Inc., and its subsidiaries.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Certain portions of this exhibit (indicated by "[*****]") have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: April 19, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of April 13, 2023

by and among

PSPIB UNITAS INVESTMENTS II INC.,
 a Canadian corporation

as a Lender and Collateral Agent

And

D-WAVE QUANTUM INC., a Delaware corporation
 as Borrower

And

D-WAVE SYSTEMS INC., a British Columbia corporation,
D-WAVE US INC., a Delaware corporation
D-WAVE GOVERNMENT INC., a Delaware corporation
D-WAVE COMMERCIAL INC., a Delaware corporation
D-WAVE INTERNATIONAL INC., a Canadian corporation
D-WAVE QUANTUM SOLUTIONS INC., a Canadian corporation
OMNI CIRCUIT BOARDS LTD., a British Columbia corporation
DPCM CAPITAL, INC., a Delaware corporation
1372929 B.C. LTD, a British Columbia corporation
1372934 B.C. LTD., a British Columbia corporation
DWSI CANADA HOLDINGS ULC, a British Columbia corporation
D-WAVE QUANTUM TECHNOLOGIES INC., a British Columbia corporation
3033 Beta Avenue,
as Guarantors

Loan A Commitment Amount: $15,000,000
Loan B Commitment Amount: $15,000,000
Loan C Commitment Amount: $20,000,000

The Lenders, Collateral Agent, Borrower and the Guarantors hereby agree as follows:

AGREEMENT

1.          Definitions and Construction.

1.1    Definitions.  As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement acceptable to the Collateral Agent that perfects via control Lender’s and Collateral Agent’s security interest in any deposit accounts and/or securities accounts, or enables lender to provide instructions to financial institutions with respect to deposit accounts maintained at such institutions.

“Advisor” shall have the meaning set forth in Section 3.2(g)(iii).

“Advisor’s Recommendation” shall have the meaning set forth in Section 6.10(c).

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners.  For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this Loan and Security Agreement by and among Borrower, the Guarantors, Collateral Agent and the Lender(s) signatory hereto dated as of the date on the cover page hereto (as it may from time to time be amended, modified or supplemented in a writing signed by the parties hereto).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC and the laws of Canada (including, without limitation, the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada), as amended).

“Applicable Rate” means either (i) 10% per annum, if paid in cash, or (ii) 11% per annum, if the Borrower has elected to pay interest as PIK Interest pursuant to Section 2.2(c).

“Board of Directors” means D-Wave Quantum Inc.’s board of directors.

“Borrower” means D-Wave Quantum Inc., a Delaware corporation.

“Budget” shall have the meaning set forth in Section 6.3(d).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in State of New York or the Province of British Columbia, Canada.

“Canadian Security Agreement” means that certain General Security Agreement by each of D-Wave Systems, D-Wave International Inc., D-Wave Quantum Solutions Inc. and Omni Circuit Boards Ltd., 1372929 B.C. Ltd, 1372934 B.C. Ltd., DWSI Canada Holdings ULC, D‑WAVE Quantum Technologies Inc., in favour of the Collateral agent and the Lenders dated on or about the date hereof, as may be amended modified or restated from time to time.

“Change of Control” means any of the following:

(a)      at any time, and for any reason whatsoever, any “person” or “group”, excluding the Permitted Holders, (i) shall obtain the power (whether or not exercised) to elect a majority of the members of the Board of Directors, or (ii) shall become the “beneficial owner”, directly or indirectly, of equity interests of Borrower representing more than the greater of (x) thirty-five percent (35%) of the voting power of the then outstanding voting equity interests of Borrower and (y) the percentage of the voting power of the then outstanding voting equity interests of Borrower owned, directly or indirectly, beneficially by the Permitted Holders (in the aggregate);

(b)      the sale or transfer of all or substantially all of Borrower’s consolidated assets, in each case, on a consolidated basis;

(c)     a “change of control” or any comparable term under, and as defined in, any agreement governing Indebtedness in an aggregate principal amount exceeding $50,000.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Code” means (a) with respect to the Borrower, D-Wave US Inc., D-Wave Government Inc. and D-Wave Commercial Inc. or any assets located in the United States, the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in Delaware or another jurisdiction other than the State of New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in Delaware or such other jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection; and (b) with respect to D-Wave Systems, D-Wave International Inc., D-Wave Quantum Solutions Inc. and Omni Circuit Boards Ltd. or any assets located in Canada, the PPSA.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means PSP Lender, when acting as the “Collateral Agent” hereunder, or any successor collateral agent appointed by Lenders.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, or the Loan C Commitment Amount, as applicable.

“Commitment Termination Date” means the earlier of the Maturity Date and the occurrence of an Event of Default that results in the actual acceleration of Obligations pursuant to Section 9.1(a).

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“D-Wave Systems” means D-Wave Systems Inc., a corporation existing under the laws of British Columbia.

“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to two percent (2%) over the Applicable Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged in New York State on commercial loans of a similar size in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Drawdown Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“ELOC” means that certain equity line of credit among the Borrower, D-Wave Systems and Lincoln Park Capital Fund, LLC, entered into on June 16, 2022 and any replacement equity line of credit approved by the PSP Lender in its sole discretion.

“Environmental Laws” means all foreign, federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, natural resources, health, safety and land use matters, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act, the Occupational Health and Safety Act, and any amendments thereto or regulations promulgated thereunder and any foreign, state or local analogs.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting or constituting “investment property” under the Code or applicable provisions of the Securities Transfer Act or other applicable legislation in any other jurisdiction) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Final Payment” has the meaning given to such term in Section 2.2(g)(i) of this Agreement.

“Foreign Bank Account” means each deposit account held by D-Wave Quantum Services Europe Limited, D-Wave Japan Co., Ltd., and D-Wave UK Ltd.  For the avoidance of doubt, the Foreign Bank Accounts on the Closing Date shall include the bank accounts held by (x) D-Wave Quantum Services Europe Limited at Bank of Ireland (account numbers [*****] and [*****]), and (y) D-Wave Japan Co., Ltd. at Sumitomo Mitsui Banking Corporation (account number [*****]).

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Guarantors” means, singularly and collectively, jointly and severally, D-Wave Systems, D-Wave US Inc., a Delaware corporation, D-Wave Government Inc., a Delaware corporation, D-Wave Commercial Inc., a Delaware corporation, D-Wave International Inc., a corporation existing under the laws of Canada, D-Wave Quantum Solutions Inc., a corporation existing under the laws of Canada, Omni Circuit Boards Ltd., a corporation existing under the laws of British Columbia, DPCM Capital, Inc., a Delaware corporation, 1372929 B.C. Ltd, a corporation existing under the laws of British Columbia, 1372934 B.C. LTD., a corporation existing under the laws of British Columbia, DWSI Canada Holdings ULC, a corporation existing under the laws of British Columbia, D-Wave Quantum Technologies Inc., a corporation existing under the laws of British Columbia, and any other entity joined hereto as a “Guarantor” from time to time

“Hazardous Materials” means all those substances, materials or wastes that are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified, classified, characterized or regulated under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, per- and polyfluoroalkyl substances, petroleum or petroleum derived substance or waste or words of similar meaning or regulatory effect.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred fifty (150) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Insolvency Proceeding” means, with respect to any Person (including, any Lender), such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Proceeding shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” means, with respect to any Person, all of such Person’s worldwide right, title and interest in and to any intellectual property, including but not limited to: (a) all patents and patent rights (together with any applications and registrations therefor and divisionals, continuations, renewals, reissues, revisions, extensions and continuations-in-part of the same, “Patents”); (b) all trademarks, service marks, trade names, corporate names, Domain Names, trade styles, other identifiers indicating the business or source of goods or services, other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature (together with any applications and registrations therefor, any renewals, and the goodwill associated therewith, “Trademarks”); (c) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, "moral" rights, mask works (together with any registrations and applications therefor and corresponding rights in works of authorship and derivative work thereof, “Copyrights”); (d) all trade secrets rights and corresponding rights in confidential information and other non-public or proprietary information, including ideas, formulas, compositions, inventor's notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (collectively, “Trade Secrets”); (e) all Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts (collectively, “Domain Names”); (f) all other intellectual property rights arising from software and computer programs, source code, object code, licenses and technology; (g) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with any of the foregoing and (h) all rights to sue for past, present, and future claims for any of the foregoing, in each case of (a) through (h), whether now owned or subsequently acquired or developed by such Person, and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code or the PPSA, as applicable).

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement in substantially the form attached hereto as Exhibit E-1 and Exhibit E-2 (as applicable).

“Intent-to-Use Trademarks” has the meaning set forth in Section 4.1(c).

“Interest Payment Date” means the first (1st) calendar day of each calendar month, commencing on June 1, 2023.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment” means the purchase or acquisition of any Equity Securities, or any obligations or other securities of or issued by, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“IP Valuation Report” has the meaning set forth in Section 6.10(b).

“July 2023 Budget” has the meaning set forth in Section 7.16(b)(ii).

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower or such other form as Lenders may agree to accept.

“Lender” means each Lender as set forth on the cover page of this Agreement and “Lenders” means all such Lenders.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of each Lender’s attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by any Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Liquidity” means as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties (i) held in a deposit account subject to an Account Control Agreement in favor of the Collateral Agent, and (ii) held in the Foreign Bank Accounts in an aggregate amount of up to $200,000; provided, that no cash or Cash Equivalents held or deposited in respect of utility deposits shall be included in the calculation of Liquidity.

“Loan” means each advance of credit by Lender to Borrower under this Agreement.

“Loan A” means the advance of credit by Lender to Borrower under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B” means the advance of credit by Lender to Borrower under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C” means the advance of credit by Lender to Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, each Intellectual Property Security Agreement, the Canadian Security Agreement, each Landlord Agreement, each Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, Properties or prospects of Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its Obligations under the Loan Documents, (c) the Collateral or Collateral Agent’s or any Lender’s security interest in the Collateral or the priority thereof, or (d) the Collateral Agent’s or any Lender’s (as applicable) ability to enforce its other rights and remedies under the Loan Documents.

“Maturity Date” means the earliest of (i) March 31, 2027, (ii) the date of acceleration of such Loan following an Event of Default or (iii) the date of prepayment in full of all Obligations, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower or any other Loan Party to Collateral Agent or any Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents, or by any other agreement between Lenders and any Loan Party, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses and the entire Final Payment.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit D or such other form as Lenders may agree to accept.

“Permitted Holders” means the PSP Lender and its Affiliates.

“Permitted Indebtedness” means and includes:

(a)      Indebtedness under the Loan Documents;

(b)      Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c)      Indebtedness of existing on the date hereof and set forth on the Disclosure Schedule;

(d)     Indebtedness not to exceed CAD $4,000,000 incurred following the Closing Date and prior to December 31, 2023, pursuant to the SIF Credit Agreement;

(e)    Indebtedness of the Borrower existing on the Closing Date and secured by Liens permitted under clause (e) of the definition of Permitted Liens, up to an aggregate principal amount of $3,800,000 to be used to finance the Borrower’s capital expenditures;

(f)      intercompany Indebtedness owed by any Subsidiary to any Loan Party or by any non-Loan Party Subsidiary to any wholly-owned Subsidiary, or by any Loan Party to any non-Loan Party Subsidiary in the ordinary course of business and in an aggregate amount not to exceed Seventy Five Million Dollars ($75,000,000), as applicable; provided that such Indebtedness shall be evidenced by one or more promissory notes that are pledged and delivered to the Collateral Agent, together with an endorsement in blank or as directed by the Collateral Agent; provided that, any such Indebtedness not evidenced by a promissory note as at the date hereof temporarily shall be Permitted Indebtedness and shall cease to be Permitted Indebtedness if the Loan Party fails to deliver the applicable promissory note or the related endorsement in blank to the Collateral Agent (or as directed by the Collateral Agent) within 30 days; and

(g)     extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness; provided that, subject to the anticipated increase in the principal balance as described in clause (d) with respect to the SIF Credit Agreement, the principal amount thereof is not increased, the interest rate not increased, the maturity not shortened, and the terms thereof are not modified to impose more burdensome terms upon Borrower, or any Subsidiary, as applicable.

“Permitted Investments” means and includes any of the following Investments as to which Collateral Agent and each Lender have a perfected security interest:

(a)     Deposits and deposit accounts with commercial banks organized under the laws of the United States, Canada, or a state or province thereof (as applicable), in each case to the extent: (i) for the deposit accounts with institutions organized under U.S. law or that of a state, each such institution is insured by the Federal Deposit Insurance Corporation up to the legal limit; (ii) each such institution has an aggregate capital and surplus of not less than Five Hundred Million Dollars ($500,000,000) and (iii) such account is covered by an Account Control Agreement, other than accounts of non-Borrower Subsidiaries in which the non-Borrower Subsidiaries maintain not more than $200,000 in the aggregate;

(b)      Investments in marketable obligations issued or fully guaranteed by the United States or Canada, or any province of Canada and maturing not more than one (1) year from the date of issuance;

(c)      [reserved];

(d)      Existing Investments in 1QB Information Technologies, Inc. and QC Ware Corp. and DNA SEQ Inc.;

(e)     Existing Investments set forth on the Disclosure Schedules by Borrower in Subsidiaries up to an aggregate amount of Seventy Five Million Dollars ($75,000,000) and to intercompany borrowings permitted by clause (d) of the definition of Permitted Indebtedness, and

(f)       Investments by a Loan Party in another Loan Party.

“Permitted Liens” means and includes:

(a)      the Liens created by this Agreement or any other Loan Document;

(b)     Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower) if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)      Liens identified on the Disclosure Schedule;

(d)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to the Loan Party, taken as a whole, and that the applicable Loan Party has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of the applicable Loan Party);

(e)    Liens upon any equipment or other personal property acquired by Borrower after the date hereof, including with respect to Indebtedness described in the paragraph (e) of the Definition of Permitted Indebtedness, to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities; and

(f)      non-exclusive licenses of Intellectual Property of the Borrower entered into in the ordinary course of business that, in the reasonable good faith judgment of the Borrower, do not materially interfere with, or are not material to, the conduct of the business.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“PIK Interest” has the meaning given such term in Section 2.2(c) of this Agreement.

“Prepayment Premium” means, upon the repayment or prepayment of all or any portion of the Loans or Obligations or upon acceleration of all or a portion of the Loans or Obligations, a premium equal to (i) on or prior to the first anniversary of the closing date, 3%, (ii) after the first anniversary of the closing date but on or prior to the second anniversary of the closing date, 2% (iii) after the second anniversary of the closing date but on or prior to the third anniversary of the closing date, 1%, or (iv) after the third anniversary of the closing date, 0%, in each case, of the amount then repaid or the prepaid or otherwise due to the Lender; provided, however, that in the event of a mandatory prepayment pursuant to Section 2.3(a)(ii) under the ELOC, the “Prepayment Premium” will include an additional premium equal to 10% of the amount then prepaid to the Lenders.  The Prepayment Premium shall be due and payable whether such amount is being paid as a mandatory prepayment, a voluntary prepayment, or becomes due and payable upon any acceleration (including, without limitation, as a result of any bankruptcy event (which shall be deemed to occur at the time at which such resolution, consent, or similar corporate approval shall become final and effective), any other insolvency event, a change of control, or any other events causing an acceleration).

“Prepayment Premium Trigger Event” means:

(a)     any prepayment by any Loan Party of all, or any part, of the principal balance of any Loan voluntarily, including pursuant to Section 2.3(b), or mandatorily including pursuant to Section 2.3(a), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding involving any Loan Party or Subsidiary thereof, and notwithstanding any acceleration (for any reason) of the Obligations;

(b)      the acceleration of the Obligations for any reason pursuant to Section 9.1(a), or as a result of the commencement of any proceeding under the Bankruptcy Code; or

(c)    the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any proceeding under the Bankruptcy Code, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure, or the making of a distribution of any kind in any proceeding under the Bankruptcy Code to the Administrative Agent or the Lenders in full or partial satisfaction of the Obligations.

For purposes of the definition of the term Prepayment Premium, if a Prepayment Premium Trigger Event occurs under clause (b) or (c), solely for the purposes of determining the amount of Prepayment Premium that is due, the entire outstanding principal amount of the Initial Loans shall be deemed to have been prepaid on the date on which such Prepayment Premium Trigger Event occurs.

“Project Intellectual Property” has the meaning set forth in the SIF Credit Agreement, provided that subsequent amendments to such document shall not be deemed to modify this definition without the prior written consent of the Agent and Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“PPSA” means the Personal Property Security Act (British Columbia) or any successor personal property security statutes or similar legislation of any other Canadian provinces or territorial jurisdictions, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests or other applicable Liens.

“PSP Lender” means PSPIB Unitas Investments II Inc., a Canadian corporation, in its capacity as a Lender hereunder.

“Receiver” has the meaning giving such term in Section 9.1 of this Agreement.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Restricted License” means any license or other agreement with respect to which Borrower or any Subsidiary is the licensee and such license or agreement is material to Borrower’s or as Subsidiary’s business and (a) that prohibits or otherwise restricts Borrower or Subsidiary from granting a security interest in Borrower’s interest in such license or agreement or any other property or (b) for which a default under or termination of could interfere with Collateral Agent’s or Lenders’ right to sell any Collateral.

“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“SIF Credit Agreement” means that certain credit agreement dated November 20, 2020, denoted “Strategic Innovation Fund” (agreement number 811-811923) by and between His Majesty the King in Right of Canada (represented by the Minister of Industry) and D-Wave Systems Inc. and DWSI Holdings Inc., as amended from time to time in accordance herewith and therewith.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Subsidiary” means any legal Person of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body, including serving as or voting with respect to managing member or general partner (otherwise than as the result of a default) is directly or indirectly owned by the Borrower directly or indirectly through Subsidiaries.

“Subsidiary Loan Documents” means, for each Subsidiary as and when determined in good faith by the Collateral Agent that additional security documents are desirable, (i) a guaranty of the Obligations under New York law, and (ii) a security agreement (however denoted) governed by local law pursuant to which such Subsidiary grants a security interest in such Subsidiary’s assets to secure its obligations under its guaranty.

“Taxes” means, collectively, any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties (other than penalties resulting from gross negligence, bad faith or willful misconduct) and additions to tax.

 “Transfer” has the meaning given such term in Section 7.4 of this Agreement.

1.2    Construction.  References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated.  References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents).  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.  Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns.  Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code or the PPSA, as applicable.  The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.  Unless otherwise expressly indicated in this Agreement or in any other Loan Document, all references to dollars or other monetary amounts shall be references to United States Dollars.

2.          Loans; Repayment.

2.1      Commitments.

(a)         The Commitment Amounts.  Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, (i) PSP Lender agrees to lend to Borrower, prior to the Commitment Termination Date, Loan A, prior to the Commitment Termination Date, Loan B, and prior to the Commitment Termination Date, Loan C.

(b)         The Loans and the Notes.  If requested by the relevant Lender, the obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the relevant Lender.

(c)          Use of Proceeds.  The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.  For the avoidance of doubt, no portion of the proceeds shall be used to repay Indebtedness or used to make Investments, except with the prior consent of the PSP Lender or in accordance with the budget delivered pursuant to Section 3.2(h)(iii).  Without limiting the generality of the foregoing, no Borrower or Subsidiary will use proceeds of any Loans to engage in the activities enumerated in Section 5.19.

(d)         Termination of Commitment to Lend.  Notwithstanding anything in the Loan Documents, each respective Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Borrower hereunder shall terminate on the Commitment Termination Date.

2.2      Payments.

(a)         Interest Rate.  Subject to Section 2.2(b), the principal amount outstanding under the Loans (including, any PIK Interest with respect thereto and previously added to the principal amount) shall accrue interest at a per annum rate equal to the Applicable Rate, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.2(c).  Except as set forth in Section 2.2(b), such interest shall accrue commencing on, and including, the Closing Date or the applicable Funding Date, and shall accrue on the principal amount outstanding under the Loans through and including the day on which the Loans are paid in full (or any payment is made hereunder).

(b)           Interest Payments.  The Borrower shall make monthly payments of interest commencing on (i) the first Interest Payment Date following the Closing Date, and continuing on the Interest Payment Date of each successive month thereafter (ii) the date of any prepayment or repayment with respect to accrued amounts of the principal amount of Loans or Obligations prepaid or repaid on such date.  All outstanding principal and accrued and unpaid interest with respect to the Loans is due and payable in full on the Maturity Date.  The Loans may only be prepaid in accordance with Section 2.3.

(c)         Payments.  Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein.  Unless otherwise provided, interest is payable monthly in cash on the Interest Payment Date of each month.  Payments of principal and/or interest received after 10:00 a.m. in New York time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  Notwithstanding the foregoing, Borrower may elect to pay the interest on the principal amount outstanding under the Loans payable pursuant to this Section 2.2 as paid-in-kind interest at the Applicable Rate, added to the aggregate principal amount of the Loans on the date such interest would otherwise be due hereunder (the amount of any such paid-in-kind interest being “PIK Interest”).  Borrower shall notify each Lender in writing of any such election at least three (3) Business Days before the start of the applicable period during which Borrower has elected to pay PIK Interest.  Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed.  Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.  For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement or under the Notes is calculated using a rate based on a number of days less than 365 or 366, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.  The Borrower acknowledges and confirms that the foregoing satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable hereunder.

(d)         Application of Payments.  All payments received by Lenders prior to an Event of Default shall be applied as follows: (i) first, to each Lender’s pro rata portion of the Lenders’ Expenses then due and owing; and (ii) second, ratably, to all Obligations then due and owing.  After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e)          [Reserved].

(f)          Default Rate.  Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower to Collateral Agent or any Lender under this Agreement or the other Loan Documents, payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due.  If an Event of Default has occurred, Borrower shall pay interest on the aggregate, outstanding balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate (and to the extent not paid on any Interest Payment Date, shall be deemed additional PIK Interest added to such balance).

(g)          Prepayment Premium.

(i)          Full Payment. Borrower shall pay to Lender an amount equal to the applicable Prepayment Premium upon the earlier of (A) payment in full of the principal balance of the Loans for any reason, (B) an Event of Default and demand by Lender of payment in full of the Loans, or (C) the Maturity Date, as applicable (the “Final Payment”).

(ii)        Partial Payment.  In connection with any prepayment of less than all of the outstanding principal balance of the Loans for any reason, Borrower shall pay to Lender an amount equal to the applicable Prepayment Premium of the principal balance of the Loans being prepaid.

Notwithstanding anything to the contrary in this Loan Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Prepayment Premium payable pursuant to this Section 2.2(g) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Prepayment Premium Trigger Event, and the Borrower and Guarantors agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Loan Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER AND GUARANTORS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and Guarantors expressly agree that (a) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (d) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.2(g), (e) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Loans, and (f) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any Prepayment Premium Trigger Event.

2.3      Prepayments.

(a)          Mandatory Prepayment.

(i)       Upon Acceleration.  If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, without duplication, (i) any accrued and unpaid interest on the outstanding principal balance of its Loans; plus (ii) the outstanding principal balance (including PIK Interest) of such Loan; plus (iii) the Prepayment Premium, and (iv) all other Obligations or sums then due and payable hereunder by the Borrower or any other Loan Party.

(ii)      Upon Issuance of Equity Securities.  If any Borrower or Subsidiary issues any Equity Securities in one or more issuances, including pursuant to the ELOC, then Borrower shall promptly (and in all cases within three (3) Business Days of receipt of such funds) prepay the Loans in an aggregate amount equal to the proceeds thereof (plus any accrued interest and the applicable Prepayment Premium).  This provision shall not be deemed to permit the issuance of Equity Securities in any Borrower or Subsidiary other than the Borrower.

(iii)     Insurance Proceeds.  Upon receipt by any Loan Party of any insurance proceeds in excess of $25,000, the Borrower shall promptly (and in all cases within three (3) Business Days of receipt of such funds) prepay the Loans in an aggregate amount equal to the proceeds thereof (plus any accrued interest and the applicable Prepayment Premium).

(iv)      Dispositions.  Within three (3) Business Days of its receipt of any proceeds (“receipt” to include any receipt, including the initial payment, any subsequent payment (including installments, earnouts or similar payment) and upon release and receipt of any escrow, indemnity or holdback) for the conveyance, sale, sale/leaseback, license or sublicense, lease or sublease (excluding the sublease located at 4601 Canada Way, Burnaby, BC V5G 48, Canada) or other disposition of any assets or property of the Borrower or any Subsidiary of the Borrower (including the sale of any equity in any subsidiary), the Borrower shall promptly (and in all cases within three (3) Business Days of receipt of such funds) prepay the Loans in an aggregate amount equal to the proceeds thereof (plus any accrued interest and the applicable Prepayment Premium), provided, that pending application of such amounts towards prepayment of the Loans or other application as permitted hereunder, in each case, in accordance herewith, all funds shall be deposited to and held in a Deposit Account subject to an Account Control Agreement in favor of the Collateral Agent.

(b)         Optional Prepayment.  Upon ten (10) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to each Lender an amount equal to, without duplication, (i) any accrued and unpaid interest on the outstanding principal balance of its Loans; plus (ii) the outstanding principal balance (including PIK Interest) of such Loan; plus (iii) the Prepayment Premium, and (iv) all other Obligations or sums then due and payable hereunder by the Borrower or any other Loan Party.

2.4      Other Payment Terms.

(a)         Place and Manner.  Borrower shall make all payments due to Lenders in lawful money of the United States.  All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. in New York time, on the date on which such payment is due.  Any payment received by Lender after the time set forth in the immediately preceding sentence will be deemed to have been received at the opening of business on the next Business Day, and interest shall accrue through such date.  Borrower shall make such payments to each Lender via wire transfer or ACH as instructed by such Lender from time to time.

(b)         Date.  Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)          Taxes.

(i)       Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction or withholding for any and all present or future Taxes; provided that if any Loan Party shall be required to deduct any Taxes from such payments, then (A) except with respect to any such deduction or withholding of Excluded Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the relevant Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)         Each Loan Party shall indemnify each Lender, within ten (10) days after written demand therefor, for the full amount of any Taxes imposed or asserted directly on such Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of such Lender entering into this Agreement to the extent such Taxes are paid by such Lender, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnified Taxes shall not include (a) income, branch profits or franchise Taxes imposed on (or measured by) such Lender’s net income by the jurisdiction, or any political subdivision thereof or taxing authority therein, under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located or that are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment Amount pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment Amount or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.4(c)(iv) and (d) any withholding Taxes imposed under FATCA (“Excluded Taxes”). A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender shall be conclusive absent manifest error.

(iii)       As soon as practicable after any payment of Taxes by any Loan Party hereunder to a Governmental Authority, such Loan Party shall deliver to Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lenders.

(iv)       If any Lender is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, such Lender shall deliver to such Loan Party, at such time as reasonably requested by such Loan Party, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(v)        If a Lender receives a refund in respect of taxes paid by any Loan Party pursuant to this Section 2.4(c), which in the sole discretion of such Lender exercised in good faith is allocable to such payment, it shall pay such refund, within thirty (30) days after the refund is received, to such Loan Party, net of all out-of-pocket expenses (including any Taxes to which such Lender has become subject as a result of its receipt of such refund) of such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the applicable Lender, shall repay to such Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (v), in no event will any Lender be required to pay any amount to any Loan Party pursuant to this paragraph (v) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(vi)       Each party’s obligations under this Section 2.4(c) shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Obligations and the commitments to lend hereunder and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.5      Procedure for Making the Loans.

(a)          Notice.  Other than with respect to the initial Loan advanced under this Agreement, Borrower shall notify each Lender of the date on which Borrower desires a Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless the relevant Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by such Lender to be within five (5) Business Days of Borrower’s notice; provided that the making of Loan A shall only require one (1) Business Day’s notice from the Borrower.  Borrower’s execution and delivery to Lenders of one or more Notes, if requested, in respect of a Loan shall be Borrower’s agreement to the terms and calculations thereunder with respect to such Loan.  Each Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b)         [Reserved].

(c)         Disbursement.  Lenders shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan.

2.6      Legal and Closing Expenses; and Drawdown Fee.

(a)         [Reserved]

(b)        Legal, Due Diligence and Documentation Expenses.  Borrower shall pay to Lenders via “netting” all of Lenders’ reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents as described in Section 3.1(j).  Any payments on account of these expenses shall be retained and deemed fully earned by the Lender.  Notwithstanding the foregoing, if Loans B or C are not advanced, Borrower shall still be responsible for these amounts, promptly upon demand.

(c)       Drawdown Fee.  Borrower shall pay a drawdown fee to Lender in the amount equal to 2% of the applicable Loans (the “Drawdown Fee”).  The Drawdown Fee shall be paid by Borrower from the proceeds of applicable Loans, as described in Section 3.1(j), Section 3.2(k)(iv) or Section 3.2(l)(iv), as applicable.  The Drawdown Fee shall be retained by the applicable Lender and be deemed fully earned upon receipt.

3.          Conditions of Loans.

3.1     Conditions Precedent to Closing.  At the time of the execution and delivery of this Agreement, each Lender shall have received, in form and substance reasonably satisfactory to such Lender, all of the following (unless all Lenders have agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a)          Loan Agreement.  This Agreement duly executed by the Loan Parties, Collateral Agent and Lenders.

(b)          Canadian Security Agreement.  The Canadian Security Agreement, duly executed by each applicable Loan Party.

(c)         Secretary’s Certificate.  A certificate of the secretary or assistant secretary or other officer of each Loan Party, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation, articles and bylaws (or equivalent documents) of such Loan Party certified by an officer of such Loan Party as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d)         Good Standing Certificates.  A good standing certificate from each Loan Party’s jurisdiction of organization and the state or province in which such Loan Party’s principal place of business is located, each dated as of a date no earlier than three (3) Business Days prior to the date hereof, but in all cases after March 1st.

(e)          Certificate of Insurance.  Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f)       Consents.  All necessary consents of shareholders and other third parties with respect to the execution, and delivery and performance of this Agreement and the other Loan Documents.

(g)          Legal Opinions.  (A) A legal opinion of Borrower’s Canadian counsel, and (B) a legal opinion of Borrower’s United States legal counsel dated as of the date hereof, covering customary secured lending matters, each in a form satisfactory to the Collateral Agent and the Lender.

(h)          [Reserved].

(i)          Grants of Security Interests in Intellectual Property.  (i) Grants of security interests in any registered or applied for Intellectual Property constituting Collateral, other than the Project Intellectual Property, in substantially the form attached hereto as Exhibit E-1 and (ii) springing grants of security interests in any registered or applied for Project Intellectual Property constituting Collateral, in substantially the form attached hereto as Exhibit E-2, not to be filed with the United Stated Patent and Trademark Office until such time the Borrower has received consent from the applicable Governmental Authority pursuant to Section 3.2(h)(vi).

(j)          Fees and Expenses.  Payment of all fees and expenses then due hereunder or under any other Loan Document.  All such fees shall be paid on a “net funding” basis, and shall be subtracted from the amount delivered as Loan A.  However, interest shall accrue on such amounts as though actually advanced to Borrower on the date that the balance of Loan A is advanced.

(k)          Other Documents.  Such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.

3.2      Conditions Precedent to Making Loan A, Loan B, and Loan C.  The obligation of the applicable Lender to make Loan A, Loan B, or Loan C is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a)          No Default.  No Default or Event of Default shall have occurred and be continuing.

(b)         Note.  If requested, Borrower shall have duly executed and delivered a Note in the amount of Loan A to PSP Lender, a Note in the amount of Loan B to PSP Lender, and a Note in the amount of Loan C to PSP Lender, as the case may be.

(c)        UCC and PPSA Financing Statements.  Lenders shall have received such documents, instruments and agreements, including UCC and PPSA financing statements or amendments to UCC and PPSA financing statements and UCC and PPSA financing statement searches, as any Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and each Lender pursuant to Section 4.  Each Loan Party authorizes Collateral Agent and each Lender to file any UCC and PPSA financing statements, continuations of or amendments to UCC and PPSA financing statements they deem necessary to perfect its security interest in the Collateral.

(d)          Funding Certificate.  Borrower shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(e)         Representations and Warranties.  The representations and warranties made by each Loan Party in Section 5 and in the other Loan Documents shall be true and correct as of the applicable Funding Date, and a certificate to that effect provided to that effect.

(f)          [Reserved].

(g)         Other Conditions to Making Loan A.  The obligation of the applicable Lender to make Loan A shall be further subject to satisfaction of the following conditions:

(i)         the Borrower shall have delivered to the Lender interim financial statements for the period ending December 31, 2022;

(ii)       the Borrower shall have delivered to the Lender a cash flow forecast covering the 13-week period following the closing date, prepared by management and reasonably satisfactory to the Lender;

(iii)      the Board of Directors shall have retained either FTI Consulting, Inc., AlixPartners, or Alvarez & Marsal (the “Advisor”) to assist the Borrower in developing and implementing a comprehensive plan to address the Borrower’s long-term financing and liquidity needs pursuant to an engagement letter in form and substance reasonably satisfactory to the PSP Lender;

(iv)       the Board of Directors shall have (A) increased the size of the Board of Directors to nine members, and (B) nominated one additional director that is an employee of the Lender, such that there will be one vacant seat on the Board of Directors;

(v)        to the extent any of the Audit Committee, Compensation Committee, Nominating Committee or Corporate Governance Committee of the Board of Directors does not include a representative from the Lender, the Lender shall have appointed, and the Board of Directors and the applicable Committee shall have accepted, two observers with respect to each such Committee that does not include a representative from the Lender;

(vi)      the Borrower shall have made its reasonable best efforts to receive the consent from the applicable Governmental Authority (currently, the Minister for Industry in Canada) for the grant of security in Project Intellectual Property;

(vii)      a board resolution shall have been adopted providing that the governance for the ELOC shall be restructured such that any further issuances under the ELOC shall be subject to the oversight and approval of the Board of Directors; and

(viii)    a legal opinion of Borrower’s United States legal counsel dated as of the date of funding Loan A, covering customary secured lending matters, in a form satisfactory to the Collateral Agent and the Lender.

(h)         Other Conditions to Making Loan B.  The obligation of the applicable Lender to make Loan B shall be further subject to satisfaction of the following conditions:

(i)         Timing for Loan B.  In the case of Loan B, the date of the advance of the Loan shall be on or after July 12, 2023; provided, that Loan A shall have been funded in full;

(ii)         the Borrower shall have delivered to the Lender the IP Valuation Report that is satisfactory to the Lender;

(iii)       the Borrower shall have delivered to the Lender a board-approved operating budget and plan for Borrower’s fiscal years 2023 through 2027 that is satisfactory to the Lender;

(iv)       the Board of Directors, in conjunction with the Lender, shall have reviewed the Advisor's Recommendation and jointly agreed to adopt those recommendations that are in the best interests of the Borrower and its stakeholders;

(v)       payment of all fees and expenses then due hereunder or under any other Loan Document.  All such fees shall be paid on a “net funding” basis, and shall be subtracted from the amount delivered as Loan B.  However, interest shall accrue on such amounts as though actually advanced to Borrower on the date that the balance of Loan B is advanced;

(vi)       the Board of Directors shall have nominated one additional director that is either (i) an employee of the Lender or (ii) an independent director selected by the Board of Directors from a list of at least three potential directors provided by the Lender; and

(vii)      the Borrower shall have received all necessary consent from the applicable Governmental Authority (currently, the Minister for Industry in Canada) for the grant of security in Project Intellectual Property under the SIF Credit Agreement and delivered an Intellectual Property Security Agreement granted to the Lender security interests in such Project Intellectual Property.

(i)          Other Conditions to Making Loan C.  The obligation of the applicable Lender to make Loan C shall be further subject to satisfaction of the following conditions:

(i)          Timing for Loan C.  In the case of Loan C, the date of the advance of the Loan shall be on or after October 10, 2023.

(ii)         the IP Valuation Report shall remain satisfactory to the Lender;

(iii)       the Borrower shall have delivered to the Lender a board approved operating budget and plan for Borrower’s fiscal years 2023 through 2027 that is satisfactory to the Lender;

(iv)        the Borrower shall have raised at least $25,000,000 from non-dilutive financing sources on terms reasonably acceptable to the Lender; and

(v)        payment of all fees and expenses then due hereunder or under any other Loan Document.  All such fees shall be paid on a “net funding” basis, and shall be subtracted from the amount delivered as Loan C.  However, interest shall accrue on such amounts as though actually advanced to Borrower on the date that the balance of Loan C is advanced.

3.3      Covenant to Deliver; Failure to Satisfy Conditions to Loans.

(a)         Borrower shall use its reasonable commercial efforts to provide the Collateral Agent with each of the following:

(i)       As soon as reasonably practicable, but in no event later than seven (7) days following the advance of Loan A, stock certificates and corresponding stock powers (executed in blank) with respect to all issued, outstanding and certificated Equity Securities of the Borrower’s Subsidiaries;

(ii)        As soon as reasonably practicable, but in no event later than sixty (60) days following the advance of Loan A, a Landlord Agreement for each location where Borrower’s books and records and the Collateral is located (unless Borrower is the fee owner thereof), in form and substance reasonably acceptable to the Collateral Agent;

(iii)       As soon as reasonably practicable, but in no event later than ten (10) days following the advance of Loan A, documentation evidencing the release of all security interests granted to BDC Capital Inc., including but not limited to any security interests granted in and to the trademark “D-WAVE” (Canada; registration no. TMA853195), as the Agent may reasonably request. Such documentation may include an intellectual property security release agreement validly executed by BDC Capital Inc., as well as evidence of filing such agreement with the applicable intellectual property office; and

(iv)      As soon as reasonably practicable, but in no event later than thirty (30) days following the advance of Loan A, an Account Control Agreement from the applicable depositary institution for each deposit account in form and substance reasonably acceptable to the Collateral Agent.

(b)         Each Loan Party agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to each Loan, if such Loan is advanced.  Borrower expressly agrees that the extension of any Loan prior to the receipt by a Lender of any such item shall not constitute a waiver by such Lender of each Loan Party’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4.          Creation of Security Interest.

4.1     Grant of Security Interests. Each Loan Party grants to Collateral Agent and each Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by each Loan Party of each of its covenants and duties under each of the Loan Documents.  The “Collateral” shall mean and include all right, title, interest, claims and demands of each Loan Party in the following (and, upon obtaining the consent from the applicable Governmental Authority (currently, the Minister for Industry in Canada), all Intellectual Property excluded from clause (c) below and added pursuant to Section 4.2):

(a)         All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)        All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of any Loan Party’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Loan Party’s books relating to any of the foregoing;

(c)        All contract rights and general intangibles (including all Intellectual Property and any licenses thereto (but excluding (i) any then owned and thereafter arising Project Intellectual Property, solely until such time as specified in Section 4.2 and (ii) “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability, or result in the voiding, of such intent-to-use application or any registration that issues from such intent-to-use application under U.S. federal law (“Intent-to-Use Trademarks”)) now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d)         All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to any Loan Party arising out of the sale or lease of goods, the licensing of technology or the rendering of services by such Loan Party (subject, in each case, to the contractual rights of third parties to require funds received by Loan Party to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Loan Party and such Loan Party’s books relating to any of the foregoing;

(e)        All documents, cash, cash equivalents, deposit accounts, security accounts and commodities accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and each Loan Party’s books relating to the foregoing; and

(f)          To the extent not covered by clauses (a) through (e), all other real or personal property of each Loan Party, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof; including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Project Intellectual Property to the extent such proceeds no longer constitute Project Intellectual Property; but notwithstanding the foregoing and subject to Section 4.2 of this Agreement below, the Collateral shall not include any Project Intellectual Property; provided, however, that the Collateral shall at all times include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

4.2     Project Intellectual Property.  Notwithstanding anything in Section 4.1 of this Agreement to the contrary, upon, and not before, Borrower’s receipt of the consent from the applicable Governmental Authority (currently, the Minister for Industry in Canada) for the grant of security in Project Intellectual Property under the SIF Credit Agreement, and without any further action required by Borrower, Collateral Agent or Lenders, (A) Borrower hereby grants and pledges to Collateral Agent and Lenders a continuing security interest in all of Borrower’s then owned and thereafter arising Project Intellectual Property in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents, (B) Collateral Agent and Lenders shall be authorized to file an amendment to its UCC-1 financing statement to reflect the inclusion of the Project Intellectual Property within the description of the Collateral as well as appropriate documentation with the United Stated Patent and Trademark Office to evidence such security interest, including an Intellectual Property Security Agreement in substantially the form attached hereto as Exhibit E-2, and (C) Borrower shall execute and deliver, at Borrower’s sole cost and expense, all documents and instruments reasonably necessary to perfect such security interest, including, but not limited to, intellectual property security agreements.  For the avoidance of doubt, “Collateral” shall include any security interest in Project Intellectual Property granted pursuant to this Section 4.2 from and after such grant takes effect.

4.3    After-Acquired Property.  If any Loan Party shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Collateral Agent and Lenders in writing signed by Borrower of the brief details thereof and grant to Collateral Agent and each Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent and each Lender.

4.4    Duration of Security Interest.  Collateral Agent’s and each Lender’s security interest in the Collateral shall continue until the indefeasible payment in full and the satisfaction of all Obligations, and termination of each Lender’s commitment to fund the Loans, whereupon such security interest shall terminate.  Collateral Agent and each Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code and PPSA.

4.5      Location and Possession of Collateral.  The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule.  Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent or any Lender for perfection of the security interests therein created hereunder) and, in the absence of any then existing Default (or Event of Default), shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.6      Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Collateral Agent and Lenders, at the request of Collateral Agent or any Lender, all financing statements and other documents Collateral Agent or any Lender may reasonably request, in form satisfactory to Collateral Agent and Lenders, to perfect and continue Collateral Agent’s and Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.7      Right to Inspect.  Collateral Agent and each Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.  Any inspection, test or appraisal conducted hereunder shall be conducted at the sole cost and expense of Borrower.

4.8         Intellectual Property.

(a)         At any Lender’s request, Borrower shall register or cause to be registered with the United States Copyright Office and/or the Canadian Intellectual Property Office (i) any software (material to the business of Borrower) developed or acquired by Borrower in connection with any product developed or acquired for sale or licensing, (ii) any software (material to the business of Borrower) developed or acquired by Borrower hereafter from time to time in connection with any product developed or acquired for sale or licensing, and (iii) any major revisions or upgrades to any software that has previously been registered by or on behalf of Borrower with the United States Copyright Office and/or the Canadian Intellectual Property Office.

(b)         Borrower shall promptly (and in all cases within five (5) Business Days following registration or filing) notify Lenders of any federal registration or filing by Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application and shall promptly execute and deliver to Lenders any grants of security interests in same, in form acceptable to Lenders, to file with the United States Patent and Trademark Office or the United States Copyright Office or the Canadian Intellectual Property Office, as applicable.

4.9        Protection of Intellectual Property. Borrower shall:

(a)        protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Collateral Agent in writing of material infringements of which it has knowledge;

(b)        not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without each Lender’s written consent;

(c)         provide written notice to Collateral Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d)        take such commercially reasonable steps as Collateral Agent or any Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent and each Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s or Lenders’ rights and remedies under this Agreement and the other Loan Documents.

5.          Representations and Warranties.  Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1     Organization and Qualification.  Each of Borrower and its Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.

5.2     Authority.  Each Borrower and each Subsidiary has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party.  Borrower and Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted.  Borrower and Subsidiaries have obtained all licenses, permits, approvals and other authorizations material to the operation of their business.

5.3      Conflict with Other Instruments, etc.  Neither the execution and delivery of any Loan Document to which Borrower or any Subsidiary is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the articles, certificate of incorporation, the by-laws, or any other organizational documents of Borrower or such Subsidiary, any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which Borrower or any such Subsidiary or any of their respective property or assets may be bound or affected or any material agreement or instrument to which Borrower or such Subsidiary is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4    Authorization; Enforceability.  The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which Borrower or any Subsidiary is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower and each Subsidiary.  No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which Borrower or any Subsidiary is a party, (b) the performance of Borrower’s or any Subsidiary’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral or the Subsidiary’s entering into the Subsidiary Loan Documents, except for filings in connection with the perfection of the security interest in any of the Collateral.  The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5     No Liens; Intellectual Property.  Borrower has good and marketable title to the Collateral, and owns the Collateral free and clear of Liens except for Permitted Liens.  Borrower has good title and ownership of all Intellectual Property currently owned or purported to be owned by the Borrower, as listed in the Intellectual Property Security Agreement.  Borrower is the sole owner of the Intellectual Property which it owns or purports to own.  Each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  Borrower is not a party to, nor is it bound by, any Restricted License (other than over the counter software).  Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person.  Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property.  The Intellectual Property constituting Collateral constitute substantially all of the assets and property of Borrower, and Borrower owns or has the right to use all Intellectual Property material to the business of Borrower and Subsidiaries, free and clear of any Liens other than Permitted Liens.

5.6     Security Interest.  The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent and each Lender, and, assuming the filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and each Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Liens under this Agreement) and (b) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Liens under this Agreement).

5.7     Name; Location of Chief Executive Office, Principal Place of Business and Collateral.  Borrower has not done business in the past five (5) years under any name other than that specified in the Disclosure Schedule.  Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement.  The Collateral is presently located at the address(es) set forth in the Disclosure Schedule.

5.8     Litigation.  There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body.  Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.9     Financial Statements.  All financial statements relating to Borrower, any Subsidiary or any Affiliate that have been or may hereafter be delivered by Borrower to Collateral Agent or any Lender (as specified) present fairly in all material respects the condition of the applicable Borrower set forth therein as of the date thereof and such Borrower’s results of operations for the period then ended.

5.10    No Material Adverse Change.  No Material Adverse Change has occurred since December 31, 2021.

5.11   Full Disclosure.  No representation, warranty or other statement made by Borrower or any Subsidiary in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.  There is no fact known to Borrower or any Subsidiary that materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.12   Solvency, Etc.  Each Borrower and Subsidiary is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, each Borrower and Subsidiary will be Solvent.  “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13   Subsidiaries.  All direct or indirect Subsidiaries of the Borrower are Guarantors other than D-Wave UK Ltd., a company existing under the laws of the United Kingdom, D-Wave Quantum Services Europe Limited, a company existing under the laws of Ireland and D‑Wave Japan Co. Ltd., a company existing under the laws of Japan, each of which is direct or indirect Subsidiary of D-Wave Systems Inc.  Each Subsidiary with respect to which the Collateral Agent has requested the execution and delivery of Subsidiary Loan Documents is duly authorized to guaranty the Borrower’s performance of the Obligations and to grant a security interest (however denoted) in its Property, and to enter into the Subsidiary Loan Documents to which it is a party, and the board of directors or other governing body of each Subsidiary has duly authorized the transfer of the Equity Securities issued by it in the event of a realization upon such Equity Securities.

5.14  Capitalization.  All issued and outstanding Equity Securities of Borrower and each Subsidiary are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state, provincial and federal laws, as applicable, concerning the issuance of securities.

5.15   Catastrophic Events; Labor Disputes.  None of Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

5.16    Certain Agreements of Officers, Employees and Consultants.

(a)      No Violation.  To the knowledge of Borrower, no officer, employee or consultant of Borrower or any Subsidiary is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower or such Subsidiary because of the nature of the business conducted or to be conducted by Borrower or such Subsidiary or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s and each Subsidiary’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

(b)     No Present Intention to Terminate.  To the knowledge of Borrower, no officer of Borrower or any Subsidiary, and no employee or consultant of Borrower or any Subsidiary whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment or consulting relationship with Borrower.

5.17   No Plan Assets.  Neither Borrower nor, to the extent applicable, any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or, to the extent applicable, any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3‑101.  In addition, (a) neither Borrower nor, to the extent applicable, any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or, to the extent applicable, any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.18   Sanctions, Etc.  None of Borrower, any of its Subsidiaries or, any director, officer, Affiliate of Borrower or any of its Subsidiaries, and to the knowledge of Borrower, no employee or agent of Borrower or any Subsidiary, is a Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.  To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of Borrower, any Subsidiary or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.19   Regulatory Compliance.  Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.  Neither Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.20    Payment of Taxes.  Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, all federal and other tax returns, reports and statements (including any attachments thereto or amendments thereof) of Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns or otherwise due and payable and all assessments, fees and other governmental charges upon Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are being diligently contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of Borrower, no tax return of Borrower or any Subsidiary is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. Borrower is not an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code.

5.21   Non-Borrower Subsidiaries.  If, as and when the Collateral Agent requires that a Subsidiary enter into any Subsidiary Loan Documents, the execution and delivery to the Collateral Agent of the applicable Subsidiary Loan Documents shall constitute a joinder to the representations and warranties in this Section 5 with respect to such Subsidiary and as to such Subsidiary Loan Documents, in each case as of the date of such delivery.

5.22    No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

5.23   Environmental.  Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and its Subsidiaries are and have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or other authorizations required by such Environmental Laws; and (b) There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body alleging noncompliance with or liability under any Environmental Laws and, to the knowledge of Borrower, no such actions or proceedings have been threatened against the Borrower or any of its Subsidiaries.

6.          Affirmative Covenants.  Borrower and Loan Parties, until the full and complete payment of the Obligations, covenants and agrees that:

6.1    Good Standing.  Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2    Government Compliance.  Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, including, but not limited to Environmental Laws, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3      Financial Statements, Reports, Certificates.  Borrower shall deliver to each Lender

(a)        within 90 days after the end of each fiscal year of the Borrower ending after the Closing Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any consolidated Subsidiary as a going concern, commencing with the Borrower’s 2023 fiscal year) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        within 45 days after the end of each of the fiscal quarters of the Borrower ending after the Closing Date, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis;

(c)          as soon as available, but in any event within thirty (30) days after the end of each month, the following financial statements:

(i)         for D-Wave Quantum Inc., on a consolidated basis, a balance sheet, income statement, and statement of cash flows as at, and for the month and portion of the fiscal year then ended; and

(ii)         for each of D-Wave Commercial Inc. and D-Wave Government Inc. (wholly-owned Subsidiaries of D-Wave (US) Inc., their holding company), unconsolidated versions of the financial statements described in clause (i) (as at and for the periods described in clause (i));

all certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”);

(d)       within 30 days after the end of each of the fiscal quarters of the Borrower ending after the Closing Date, Borrower’s updated board-approved operating budget and plan for Borrower’s fiscal years 2023 through 2027 (the “Budget”);

(e)          [reserved];

(f)         upon request, calls between the senior management and the Lender and/or call between Advisor and the Lender to discuss financial, operational or strategic matters;

(g)        prompt notification to the Lender of any (i)  potential debt or equity financing; (ii) potential material transaction (including asset sale, acquisition, change of control, joint venture, strategic partnership, investment, licensing or similar transaction (including with any government entities); (iii) senior management changes; and (iv) developments with respect to any material IP or material contracts;

(h)        prompt notification and delivery of information to the Lenders (with sufficient detail) regarding any written proposals in respect of any potential restructuring, financing, material asset disposition or similar transaction involving any Loan Party and the entry into of which would be adverse to the Lenders; provided, that the Loan Parties acknowledge and agree that entrance into definitive documentation for any such transaction without advance agreement and/or waiver by the Lenders shall constitute an Event of Default;

(i)           prompt notification and delivery of, and access to, reports and analysis generated by the Advisor, subject to customary privileges; and

(j)         such other business or other financial information as any Lender may reasonably request from time to time.  In addition, Borrower shall deliver to each Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and (B) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary is commenced that is reasonably expected to result in either damages, costs or expenses to Borrower of Fifty Thousand Dollars ($50,000) or more or a Material Adverse Effect.

6.4     Certificates of Compliance.  Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to each Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit D hereto.

6.5     Notice of Defaults.  As soon as possible, and in any event within five (5) days after the discovery of or notice received concerning any other Default or an Event of Default, Borrower shall provide each Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such termination (together with a copy of the notice received) Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6    Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws (including those laws affecting US-incorporated Borrowers concerning F.I.C.A., F.U.T.A., and state disability, and for all Borrowers and Subsidiaries local, state, provincial, and federal or national income taxes), and will, upon request, furnish Collateral Agent and Lenders with proof satisfactory to each Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).  In addition, Borrower shall not change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes.

6.7      Use; Maintenance.  The Loan Parties shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved, except for where adequate reserves have been maintained and are deployed to replace such equipment and personal property within a reasonable period of time.  No Loan party shall permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent and each Lender.  No Loan Party shall permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation.  With respect to items of leased equipment (to the extent Collateral Agent and Lenders have any security interest in any residual Loan Party’s interest in such equipment under the lease), each Loan Party shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease in all material respects.

6.8     Insurance.  The Loan Parties shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Loan Party’s industry and location, and as Collateral Agent or any Lender may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Collateral Agent and each Lender.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and each Lender as an additional loss payee and all liability policies shall show Collateral Agent and each Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days’ notice before canceling its policy.  At Collateral Agent’s or any Lender’s request, each Loan Party shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any property policy shall, at Collateral Agent’s or any Lender’s option, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, each Loan Party shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lenders have been granted a first priority security interest and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or any Lender, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations.  If any Loan Party fails to obtain insurance as required under this Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.8, and take any action under the policies Collateral Agent or any Lender deems prudent.  On or prior to the first Funding Date and prior to each policy renewal, each Loan Party shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9      Further Assurances.

(a)        If, as and within fifteen (15) days of receipt of a good faith request from the Collateral Agent, Borrower shall cause any specified Subsidiary to execute and deliver the Subsidiary Loan Documents specified by the Collateral Agent, together with such certificates, opinions and other deliverables that the Collateral Agent may reasonably request.

(b)        Within fifteen (15) days of issuance of any new shares by DWSI Canada Holdings ULC, a corporation existing under the laws of British Columbia, Borrower shall cause such shares and associated powers to be delivered to the Collateral Agent.

(c)         Without limiting the preceding paragraphs, at any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or any Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lenders’ security interest in the Collateral.

6.10          Operating Covenants.

(a)        (i) No later than 21 days after the Closing Date, the Borrower shall deliver to the Lenders an initial cash flow forecast covering the 13-week period following the Closing Date, prepared by management in consultation with the Advisor and reasonably acceptable to the Lenders and (ii) by the third Business Day of the succeeding week and each week thereafter, an updated 13-week cash flow forecast with detail on actual versus forecast variance, in form and substance reasonably acceptable to the Lender, with an analysis of actual cash flows vs. previous forecasts.

(b)         No later than 45 days after the Closing Date, the Borrower shall deliver to the Lenders an IP valuation report (the “IP Valuation Report”), prepared by management and a third party IP consultant reasonably acceptable to the Lenders for the purposes of valuing the intellectual property included in the Collateral.

(c)          No later than 45 days after the Closing Date, the Advisor to deliver to the Board of Directors and the Lender a recommendation regarding a long term liquidity plan and certain other matters (with any such long term liquidity plan to reflect a cash flow breakeven within eight quarters) (the “Advisor’s Recommendation”).

(d)       Promptly after the receipt of the Advisor’s Recommendation, unless (x) the Advisor’s Recommendation recommends a sale or liquidation of the Borrower and its Subsidiaries and (y) the Board of Directors promptly adopts such recommendation to proceed with such sale or liquidation, the Board of Directors shall nominate one additional director from a list of candidates provided by the Lenders, which list shall comprise independent professionals who are experienced with board mandates in similar situations.

6.11   Keeping of Books.  Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Subsidiaries in accordance with GAAP.

6.12   Consent. Borrower shall (i) use its reasonable best efforts to promptly receive the consent from the applicable Governmental Authority (currently, the Minister for Industry in Canada) for the grant of security in Project Intellectual Property under the SIF Credit Agreement and (ii) promptly upon satisfaction of clause (i) above, satisfy the requirements under Section 4.2 including through delivery of an Intellectual Property Security Agreement granting to the Lender security interests in such Project Intellectual Property.

7.          Negative Covenants.  At all times until the full and complete payment and performance of the Obligations, each Loan Party covenants and agrees that such Loan Party shall not:

7.1      Chief Executive Office.  Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without ten (10) days prior written notice to Collateral Agent.

7.2      Collateral Control.  Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from any Loan Party’s facility located at the address set forth in the Disclosure Schedule.

7.3     Liens.  Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that arise by operation of law and are permitted by the terms of this Agreement to have priority to Collateral Agent’s and Lenders’ Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lenders, or Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.

7.4     Other Dispositions of Collateral.  Convey, sell, sell-leaseback, license or sublicense, lease or sublease or otherwise dispose of, or permit any Subsidiary to convey, sell, sell-leaseback, license or sublicense, lease or sublease or otherwise dispose, of all or any part of the Collateral or any of their other assets or other real or personal property to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete equipment made in the ordinary course of business; (c) Transfers of assets to the extent identified in the Advisor’s Recommendation, subject to the PSP Lender’s consent; and (d) the sublease located at 4601 Canada Way, Burnaby, BC V5G 4X8, Canada.

7.5     Distributions.  (a) Pay any dividends or make any distributions (including in connection with any employment arrangements), or permit any Subsidiary to pay any dividends or make any distributions (including in connection with any employment arrangements), on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements, in each case at the discretion of the employee, limited to repurchases not to exceed Fifty Thousand Dollars ($50,000) in the aggregate prior to the repayment of the Obligations); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such; (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, any Subsidiary may pay dividends solely to a Loan Party or another wholly-owned Subsidiary.

7.6     Mergers, Amalgamations or Acquisitions.  Merge, amalgamate or consolidate, or permit any Subsidiary to merge, amalgamate or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the Equity Securities or assets of another Person; provided that (a) any Subsidiary may merge or amalgamate into another Subsidiary that is a Loan Party, (b) any Subsidiary may merge or amalgamate into a Loan Party so long as such Loan Party is the surviving entity, and (c) any Subsidiary that is a non-Loan Party may merge or amalgamate into another Subsidiary that is a non-Loan Party.

7.7      Change in Business or Ownership.  Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by a Loan Party or such Subsidiary, as applicable, or reasonably related thereto.

7.8     Transactions With Affiliates; Creation of Subsidiaries.  (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to such Loan Party or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of such Loan Party, or (b) create a Subsidiary without (i) providing at least ten (10) Business Days advance notice thereof to Lenders and (ii) if requested by Lenders, causing such Subsidiary to enter into the Subsidiary Loan Documents, in each case on terms reasonably satisfactory to Collateral Agent and each Lender; provided that in all cases, the Subsidiary constitutes a Permitted Investment.

7.9     Indebtedness Payments.  (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or lease obligations, (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

7.10    Indebtedness.  Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.

7.11     Investments.  Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12   Compliance.  (a) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), or (ii) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, in each case, if the violation could reasonably be expected to have Material Adverse Effect.

7.13    Maintenance of Accounts.

(a)          Maintain any deposit account or securities account, except accounts with respect to which Collateral Agent and the applicable depository institution have entered into an Account Control Agreement; provided that with respect to deposit accounts maintained at institutions in Canada, each Loan Party shall use commercially reasonable efforts to satisfy this provision within fifteen (15) Business Days after the date hereof.  Notwithstanding the foregoing, (i) the non-Loan Party Subsidiaries shall be permitted to maintain Foreign Bank Accounts, over which the Lenders do not have a perfected security interest, provided, however, that the aggregate amount on deposit in all such Foreign Bank Accounts shall not exceed Two Hundred Thousand Dollars ($200,000) at any time, and (ii) no Account Control Agreement shall be required for a single deposit account at Wells Fargo Bank (account no. [*****]) that secures the commercial credit card of D-Wave Systems Inc., provided that such account does not have an account balance in excess of $75,000.

(b)        Grant or allow any other Person (other than Collateral Agent or Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lenders) accomplishing perfection via control as to, any of its deposit accounts or securities accounts.

7.14    Negative Pledges Regarding Intellectual Property and Equity Securities.  (a) Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (in the case of Intellectual Property, other than Permitted Liens) of any kind upon any (i) Equity Securities owned by it or (ii) Intellectual Property owned or purported to be owned by it, or (b) Transfer any such Equity Securities or Intellectual Property, in each case whether now owned (or purported to be owned) or hereafter acquired.

7.15    Anti-Terrorism Laws.  No Loan Party will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise).  Lenders hereby notify each Loan Party that pursuant to the requirements of Anti-Terrorism Laws, and each Lender’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies such Loan Party and its principals, which information includes the name and address of such Loan Party and its principals and such other information that will allow such Lender to identify such party in accordance with Anti-Terrorism Laws.

7.16    Financial Covenants.

(a)         Minimum Liquidity.  Borrower shall not permit or cause the aggregate amount of Liquidity to be less than the greater of (i) $4,000,000 and (ii) the amount set forth in clause (i) of this Section 7.16(a) aligned with applicable law.

(b)           Permitted Variances.  The Borrower shall not permit or cause the consolidated revenue of the Borrower and its Subsidiaries to be:

(i)        for the fiscal quarter ending June 30, 2023, less than 75% of the consolidated revenue set forth in Borrower’s board-approved operating budget as of the Closing Date with respect to the fiscal quarter ending June 30, 2023, tested at quarter-end;

(ii)       for the fiscal quarter ending September 30, 2023, less than 75% of the consolidated revenue set forth in the Budget delivered for the fiscal quarter ending June 30, 2023 (the “July 2023 Budget”) with respect to the fiscal quarter ending September 30, 2023, tested at quarter-end;

(iii)       for the fiscal quarters ending December 31, 2023, and March 31, 2024, less than 80% of the consolidated revenue set forth in the July 2023 Budget with respect to the trailing two- and three-fiscal quarter periods, respectively, tested at quarter-end; and

(iv)       for each fiscal quarter thereafter, less than 85% of the consolidated revenue set forth in the July 2023 Budget for the trailing four-fiscal quarter period, tested at quarter‑end.

8.          Events of Default.  Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1     Failure to Pay.  If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any payment of interest on the relevant Interest Payment Date or any other date specified for the payment of interest; or (b) any principal payment or other portion of the Obligations within (3) such payment days.

8.2    Certain Covenant Defaults.  If Borrower fails to perform any obligation arising under any of Sections 3.3(a), 6.3, 6.5, 6.9(a) or 6.10, or violates any of the covenants contained in Section 7 of this Agreement.

8.3     Other Covenant Defaults.  If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1 or 8.2), in any of the other Loan Documents and Borrower has failed to cure such default within fifteen (15) days of the occurrence of such default.  During this fifteen (15) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4      Material Adverse Change.  If there occurs a Material Adverse Change.

8.5      [Reserved].

8.6      Seizure of Assets, Etc.  (a) If any material portion of Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, (b) if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7     Service of Process.  (a) The service of process upon Collateral Agent or any Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by Collateral Agent or such Lender, (b) the delivery upon Collateral Agent or any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by Collateral Agent or such Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or any Lender) seeking to foreclose or attach any such accounts or securities.

8.8    Default on Indebtedness.  One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness of Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates.

8.9     Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of ten (10) days or more.

8.10   Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or any Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.11    Change of Control.  The occurrence of a Change of Control.

8.12   Unenforceable Loan Document.  If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13   Involuntary Insolvency Proceeding.  (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14   Voluntary Insolvency Proceeding.  If Borrower or any Subsidiary shall (a) adopt a board resolution or otherwise obtain similar corporate approval authorizing the commencement of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

9.          Lenders’ Rights and Remedies.

9.1     Rights and Remedies.  Upon the occurrence of any Default or Event of Default, no Lender shall have any further obligation to advance money or extend credit to or for the benefit of Borrower.  In addition, upon the occurrence of an Event of Default, Collateral Agent and each Lender shall have the rights, options, duties and remedies of a secured party as permitted by the Code, the PPSA, by law, and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lenders, or any Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)         Acceleration of Obligations.  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans (including any PIK Interest) and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or any Lender). Each such prepayment shall be accompanied by all accrued interest on the Loans so prepaid, through the date of such prepayment, and, to the extent applicable (and whether before, during or after acceleration of the Loans and/or the occurrence of any Event of Default and/or the commencement of any proceeding under the Bankruptcy Code involving the Borrower or any other Loan Party), the Prepayment Premium;

(b)         Protection of Collateral.  Make such payments and do such acts as Collateral Agent or such Lender considers necessary or reasonable to protect Collateral Agent’s and Lenders’ security interest in the Collateral.  Borrower agrees to assemble the Collateral if Collateral Agent or any Lender so requires and to make the Collateral available to Collateral Agent or Lenders as Collateral Agent or any Lender may designate.  Borrower authorizes Collateral Agent, each Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or such Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent and each Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and each Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c)        Appointment of Receiver.  Appoint in writing a receiver, receiver and manager or interim receiver (each a “Receiver”) for all or any part of the Collateral who shall be vested with all of Collateral Agent’s or Lenders’ rights and remedies under this Agreement, at law or in equity.  Any such Receiver, with respect to responsibility for its acts, shall to the extent permitted by applicable law be deemed to be the agent of the Borrowers or a Borrower and not an agent of Collateral Agent or Lender.

(d)        Court Order for Receiver.  Obtain from any court of competent jurisdiction and order for the appointment of a Receiver of the Borrowers or a Borrower or of any or all of the Collateral.

(e)         Preparation of Collateral for Sale.  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Collateral Agent, each Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, sublicensable, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or any Lender’s exercise of its remedies hereunder;

(f)           Sale of Collateral.  Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent or any Lender determines are commercially reasonable (and for purposes hereof, ten (10) days’ notice of sale shall be deemed to be commercially reasonable); and

(g)          Purchase of Collateral.  Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2      Set Off Right.  Collateral Agent and each Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent’s or such Lender’s possession or control.

9.3     Effect of Sale.  Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or any Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.  Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4     Power of Attorney in Respect of the Collateral.  Borrower does hereby irrevocably appoint Collateral Agent, on behalf of each Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code, the PPSA or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lenders’ security interests in the Collateral.  Borrower does hereby irrevocably appoint Collateral Agent, on behalf of each Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or such Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or any Lender’s possession or under Collateral Agent’s or any Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or any Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent or such Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lenders in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lenders determine reasonable; (i) transfer the Collateral into the name of Collateral Agent, any Lender or a third party as the Code or the PPSA permits; and (j) to otherwise act with respect thereto as though Collateral Agent or such Lender were the outright owner of the Collateral.

9.5      Lenders’ Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or any Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or any Lender deems prudent.  Any amounts paid or deposited by Collateral Agent or any Lender shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral.  Any payments made by Collateral Agent or any Lender shall not constitute an agreement by Collateral Agent or any Lender to make similar payments in the future or a waiver by Collateral Agent or any Lender of any Event of Default under this Agreement.  Borrower shall pay all reasonable fees and expenses, including Lenders’ Expenses, incurred by Collateral Agent or any Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6    Remedies Cumulative; Independent Nature of Lenders’ Rights.  Collateral Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Collateral Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity.  No failure on the part of Collateral Agent or any Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right.  The Obligations of Borrower to any Lender or Collateral Agent may be enforced by such Lender or Collateral Agent against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or any other Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.

9.7     Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or any Lender, at the time of or received by Collateral Agent or any Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a)         First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or any Lender, including Lenders’ Expenses;

(b)          Second, to the payment to Lenders of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, the Prepayment Premiums, as if voluntarily prepaid on the date of acceleration, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c)          Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same.

9.8     Reinstatement of Rights.  If Collateral Agent or any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10.         Waivers; Indemnification.

10.1    Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or any Lender on which Borrower may in any way be liable.

10.2   Lender’s Liability for Collateral.  So long as Collateral Agent and each Lender comply with their obligations, if any, under the Code or the PPSA or other corresponding law of other jurisdictions (and do not engage in intentional misconduct or gross negligence), neither Collateral Agent nor any Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or any Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower in the absence of intentional misconduct or gross negligence by the Collateral Agent.

10.3    Indemnification and Waiver.  Whether or not the transactions contemplated hereby shall be consummated:

(a)         General Indemnity.  Borrower agrees upon demand to pay or reimburse Collateral Agent and each Lender for all liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of counsel for Collateral Agent and each Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents.  Borrower shall indemnify, reimburse and hold Collateral Agent, each Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document.  The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower or to which the Borrower or any subsidiary arranged for the disposal or treatment of any Hazardous Materials, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a direct and sole result of such Indemnified Person’s gross negligence or willful misconduct.  Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement.  Upon Collateral Agent’s or any Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lenders, each of their members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a).  Borrower shall not settle or compromise any Claim against or involving Collateral Agent or any Lender without first obtaining Collateral Agent’s or such Lender’s written consent thereto, which consent shall not be unreasonably withheld.  This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)      Waiver.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c)         Survival; Defense.  The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8.  At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower.  All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11.        Notices.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by email to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	D-Wave Quantum Inc. 3033 Beta Avenue Burnaby, British Columbia V5G 4M9 Canada Attention: John M. Markovich, CFO And to: Email: [*****]
If to PSP Lender or the Collateral Agent:	PSPIB Unitas Investments II Inc. c/o PSP Investments 1250 Boul. Rene-Levesque West, Suite 1400 Montreal, Quebec H3B 5E9 Canada Attn: Adam Smalley And to: [*****]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.          General Provisions.

12.1          Successors and Assigns.  This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without each Lender’s prior written consent, which consent may be granted or withheld in each Lender’s sole discretion.  Each Lender shall have the right (i) without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder and (ii) without the consent of or notice to Borrower after the occurrence of an Event of Default, assign its Loans hereunder; provided that no such assignment shall be made to (a) competitors (or such competitors’ Affiliates) of the Borrower or any of the Borrower’s Subsidiaries (other than such Affiliate that is a bona fide debt fund or a fixed-income only investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent from their duties owed to such competitor) and (b) those banks, financial institutions or other Persons separately identified in writing by the Borrower to the PSP Lender from time to time, or any Affiliates of such banks, financial institutions or other persons identified in writing by the Borrower to the PSP Lender on or prior to the Closing Date, or that are readily identifiable as Affiliates on the basis of their name.  Collateral Agent and each Lender may disclose the Loan Documents and any other financial or other information relating to Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.2    Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3    Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4    Entire Agreement; Construction; Amendments and Waivers.

(a)       Entire Agreement.  This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.  Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, any Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b)         Construction.  This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and each Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or any Lender.  Borrower, Collateral Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or any Lender’s actual intentions.

(c)          Amendments and Waivers.  Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent.  Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender and Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent.  Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lenders and on Borrower.

12.5    Reliance by Lender.  All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lenders, notwithstanding any investigation by Collateral Agent or any Lender.

12.6    No Set-Offs by Borrower.  All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7   Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8   Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding.  The obligations of Borrower to indemnify Collateral Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or any Lender have run.

13.      Relationship of Parties.  Borrower and Lenders acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender.  No Lender shall, under any circumstances, be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall any Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to Borrower or any of its Affiliates.  Neither Collateral Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or any Lender or the operations of Borrower or any of its Affiliates.  Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or any Lender in connection with such matters is solely for the protection of Collateral Agent and Lenders and neither Borrower nor any Affiliate is entitled to rely thereon.

14.        Confidentiality.  All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Collateral Agent or any Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential.  Collateral Agent and each Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and such Lender uses with its own confidential information, but in any event no less than a reasonable degree of care.  Neither Collateral Agent nor any Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or any Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors, (c) to Collateral Agent’s or any Lender’s subsidiaries and affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective assignees, participants, transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Collateral Agent’s or any Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents.  The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by Borrower under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or any Lender, (iii) is disclosed to Collateral Agent or any Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or any Lender.  Notwithstanding the foregoing, Collateral Agent’s and Lenders’ agreement of confidentiality shall not apply if Collateral Agent or any Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or any Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and Lender’s security interest in the Collateral.

15.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND THE TERMS OF SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.  PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS, EACH OF BORROWER, COLLATERAL AGENT AND LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK.  BORROWER, COLLATERAL AGENT AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16.        Cross-Guaranty of Loan Parties.

16.1  Cross-Guaranty.  Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Loan Party.  Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 16 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 16 shall be absolute and unconditional, irrespective of, and unaffected by:

(a)         the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b)        the absence of any action to enforce this Agreement (including this Section 16) or any other Loan Document, or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

(c)         the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d)         the insolvency of any Loan Party or any other Person; or

(e)        the current or future existence of other guarantors, including any of the Subsidiaries, and the Lenders’ or the Collateral Agent’s dealings with such other guarantors, including any release of one or more of such guarantors;

(f)         to the maximum extent permitted by applicable law, any other action or circumstances that might otherwise constitute a legal or equitable discharge, release or defense of a surety or guarantor.

Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

16.2   Waivers by Loan Parties.  Each Loan Party expressly waives all rights it may have now or in the future under any statute, at common law, at law, in equity or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party.  Each Loan Party and the Lender agrees that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 16 and such waivers, Lender would decline to enter into this Agreement.

16.3   Benefit of Guaranty.  Each Loan Party agrees that the provisions of this Section 16 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Loan Party and the Lender, the obligations of such other Loan Party under the Loan Documents.

16.4   Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 16.7, each Loan Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Loan Party acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Section 16, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 16.

16.5   Election of Remedies.  If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 16.  If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies (including, without limitation, its right to enter a deficiency judgment against any Loan Party or any other Person), whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Loan Party might otherwise have had but for such action by Lender.  Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Obligations.  In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 16, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

16.6    Limitation.  Notwithstanding any provision herein contained to the contrary, each Loan Party’s liability under this Section 16 (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the lesser of:

(a)         the net amount of all Loans advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party; and

(b)        the amount that could be claimed by Lender from such Loan Party under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law in any jurisdiction, or under the Companies’ Creditors Arrangement Act and the Bankruptcy and Insolvency Act, in each case after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 16.7.

16.7    Contribution with Respect to Guaranty Obligations.

(a)         To the extent that any Loan Party shall make a payment under this Section 16 of all or any of the Obligations (other than Loans made to such Loan Party for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount that such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the commitments to lend hereunder, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)         As of any date of determination, the “Allocable Amount” of any Loan Party shall be equal to the maximum amount of the claim that could then be recovered from such Loan Party under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)         This Section 16.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 16.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.  Nothing contained in this Section 16.7 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to such Loan Party and accrued interest, fees and expenses with respect thereto for which such Loan Party shall be primarily liable.

(d)         The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(e)        The rights of the indemnifying Loan Parties against other Loan Parties under this Section 16 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the commitments to lend hereunder.

16.8   Liability Cumulative.  The liability of Loan Parties under this Section 16 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations or obligation of the other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto to have caused this Agreement to be executed as of the date first above written.

BORROWER:

D-WAVE QUANTUM INC.

By: /s/ Steven M. West
Name: Steven M. West
Title: Chairman of the Board of Directors

GUARANTORS:

D-WAVE SYSTEMS INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

D-WAVE US INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

D-WAVE GOVERNMENT INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

[D-Wave – Loan and Security Agreement]

D-WAVE COMMERCIAL INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

D-WAVE INTERNATIONAL INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

D-WAVE QUANTUM SOLUTIONS INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

OMNI CIRCUIT BOARDS LTD.

By: /s/ Victoria Brydon
Name: Victoria Brydon
Title: Secretary

DPCM CAPITAL, INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

[D-Wave – Loan and Security Agreement]

1372929 B.C. Ltd.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

1372934 B.C. Ltd.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

DWSI CANADA HOLDINGS ULC

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

D-WAVE QUANTUM TECHNOLOGIES INC.

By: /s/ Alan Baratz
Name: Alan Baratz
Title: President

[D-Wave – Loan and Security Agreement]

PSP LENDER:

PSPIB UNITAS INVESTMENTS II INC

By: /s/ Michael Larkin
Name: Michael Larkin
Title: Authorized Signatory

By: /s/ Jonathan Ostrzega
Name: Jonathan Ostrzega
Title: Authorized Signatory

COLLATERAL AGENT:

PSPIB UNITAS INVESTMENTS II INC

By: /s/ Michael Larkin
Name: Michael Larkin
Title: Authorized Signatory

By: /s/ Jonathan Ostrzega
Name: Jonathan Ostrzega
Title: Authorized Signatory

[D-Wave – Loan and Security Agreement]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Officer’s Certificate
Exhibit E	Form of Intellectual Property Security Agreement